Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of GlobalOptions Group, Inc. Form S-8 of our report dated March 26, 2008, with respect to our audits of the consolidated financial statements of GlobalOptions Group, Inc. and Subsidiaries as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 appearing in the Annual Report on Form 10-K of GlobalOptions Group, Inc. and Subsidiaries for the year ended December 31, 2007.  We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

New York, New York
August 19, 2008